Sheet1

MuniYield Insured Fund, Inc.
File Number: 811-6540
CIK Number: 883412
For the Period Ending: 10/31/2001

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

12/29/2000	$ 3,300	Conn St Health & Edl Fac	1.150%	07/01/2027

Last Updated on 12/28/2001
By Karen Lang